                                  EXHIBIT 2.3

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               MAILKEY CORPORATION

                            MAILKEY ACQUISITION CORP.

                                 IELEMENT, INC.

                                       AND

                                   IVAN ZWEIG

                             DATED NOVEMBER 9, 2004

ARTICLE III: REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE

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     6.1......CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE
              PRINCIPAL SHAREHOLDER...........................................24
     6.2......CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB..............24
     6.3......OTHER CONDITIONS TO OBLIGATIONS OF THE COMPANY, THE

                                    EXHIBITS

Exhibit 3.1        Articles of Incorporation and Bylaws of Company

Exhibit 3.3        Articles of Incorporation and Bylaws of Subsidiaries

Exhibit 3.6        GAAP Financial Statements

Exhibit 5.11       Form of Investment Letter

Exhibit 5.13(a)    Form of Promissory Note

                                    SCHEDULES

Schedule 3.3       Subsidiaries of the Company

Schedule 3.5(a)    Target Shareholders and Capitalization of Company

Schedule 3.5(b)    Subsidiaries and Capitalization of Subsidiaries

Schedule 3.7       Real Property

Schedule 3.8       Exceptions to Ownership of Intellectual Property

Schedule 3.9       Undisclosed Liabilities

Schedule 3.10      Related Party Transactions

Schedule 3.11      Litigation

Schedule 3.13      Insurance

Schedule 3.14      Exceptions to Compliance With Governmental Authorities

Schedule 3.15      Material Contracts

Schedule 3.16      Labor Relations

Schedule 3.18      Certain Changes or Events

Schedule 5.1       Exceptions to Conduct of Business in Ordinary Course

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                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is made and entered into this 9th day of November, 2004, by and among MAILKEY CORPORATION, a Nevada corporation ("Parent"), MAILKEY ACQUISITION CORP., a Delaware corporation
("Merger Sub"), IELEMENT, INC., a Nevada corporation ("Company"), and IVAN
ZWEIG, the principal shareholder of the Company (the "Principal Shareholder").

                                    RECITALS

        WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company
have approved, and deem it advisable and in the best interests of their respective companies and stockholders to consummate a merger of Merger Sub with and into the Company (the "Merger"), with the Company as the surviving company in the Merger upon the terms and subject to the conditions set forth in this
Agreement; and

        WHEREAS, pursuant to the terms of this Agreement, upon consummation of the Merger, each issued and outstanding share (individually, a "Target Share";
and collectively, the "Target Shares") of common stock, $.001 par value per share ("Target Common Stock"), of the Company shall represent the right to receive three and forty-four one-hundredths (3.44) shares (individually, a
"Parent Share," and collectively, the "Parent Shares") of common stock, $.001 par value per share ("Parent Common Stock"), of Parent; and

        WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the
Internal Revenue Code of 1986, as amended (the "Code");

        NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

        1.1     THE MERGER.

                (a)     THE MERGER. At the Effective Time (as defined in Section
1.1(b)), the Merger shall be effected and Merger Sub shall be merged with and into the Company, upon the terms and subject to the conditions set forth in this
Agreement and in accordance with the Nevada General Corporation Law ("NGCL") and the Delaware General Corporation Law ("DGCL"), whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the "Surviving Company").

                (b)     EFFECTIVE TIME. On the Closing Date (as defined in
Section 2.1), the parties shall file articles of merger ("Articles of Merger")
with the Secretary of State of the State of Nevada and a certificate of merger
("Certificate of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by the NGCL and DGCL in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger and Certificate of Merger are duly filed and accepted with the Secretary of State of the State of Nevada and the Secretary of State of
the State of Delaware, respectively, or at such later time as Parent, Merger Sub and the Company shall agree and specify in the Articles of Merger and
Certificate of Merger (the time the Merger becomes effective being the
"Effective Time").

                (c)     EFFECTS OF THE MERGER. At the Effective Time, the Merger
shall have the effects set forth in this Agreement, the NGCL and the DGCL.
Without limiting the foregoing, and subject thereto, at the Effective Time, all of the property, rights, powers, privileges and franchises shall be vested in the Surviving Company, and all of the debts, liabilities and duties of the
Company and Merger Sub shall become the debts, liabilities and duties of the
Surviving Company.

                (d)     ARTICLES OF INCORPORATION AND BYLAWS.

                        (i)     The articles of incorporation of the Company as
in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended as provided therein or by applicable law.

                        (ii)    The bylaws of the Company as in effect
immediately prior to the Effective Time shall be the bylaws of the Surviving
Company until thereafter amended as provided therein or by applicable law.

                (e)     OFFICERS AND DIRECTORS. The officers and directors of
the Company immediately prior to the Effective Time shall be the officers and directors of the Surviving Company, and shall hold office in accordance with the articles of incorporation and bylaws of the Surviving Company until the earlier of the applicable officer's or director's resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

        1.2     CONVERSION OF TARGET SHARES.

                (a)     CONVERSION OF TARGET SHARES. At the Effective Time, by
virtue of the Merger and without any action on the part of the shareholders of
Target ("Target Shareholders"):

                        (i)     PURCHASER COMMON STOCK. Each issued and
outstanding share of common stock, $.001 par value per share, of Merger Sub shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, $.001 par value per share, in the
Surviving Company;

                        (ii)    CANCELLATION OF TREASURY SECURITIES AND
PARENT-OWNED SECURITIES. All Target Shares that are owned by the Company as treasury securities, all Target Shares owned by any subsidiary of the Company, and any Target Shares owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent, shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; and

                        (iii)   CONVERSION OF TARGET SHARES. Each of the Target
Shares shall be converted into the right to receive three and forty-four one-hundredths (3.44) newly issued Parent Shares (the "Exchange Ratio"). All such Target Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Target Share shall cease to have any rights with respect thereto, except the right to receive the Parent Shares therefor upon the surrender of such certificate in accordance with Section
1.2(b) hereof, without interest or dividends.

                (b)     EXCHANGE OF CERTIFICATES. Each Target Shareholder shall
deliver to Merger Sub any certificate evidencing a Target Share and receive in exchange therefore the Parent Shares to be received in connection with the
Merger as provided in Section 1.2(a)(iii). If, after the Effective Time, certificates for the Target Shares that were outstanding immediately prior to the Effective Time shall be delivered to the Company, such Target Shares shall be exchanged for the Parent Shares to be received in connection with the Merger as provided in Section 1.2(a)(iii).

                (c)     DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No
interest or dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate with respect to the Target Shares represented thereby, and no cash payment in lieu of fractional Target Shares shall be paid to any such holder.

                (d)     NO FURTHER OWNERSHIP RIGHTS IN TARGET SHARES. From and
after the Effective Time, the holders of certificates evidencing ownership of
Target Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Target Shares, except as otherwise provided for herein or by applicable law.

                (e)     NO FRACTIONAL SHARES. No certificates or scrip
representing fractional Parent Shares shall be issued upon the surrender for exchange of certificates representing Target Shares, no dividend or distribution of Parent shall relate to such fractional interests and such fractional interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Each Target Shareholder who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all certificates delivered by such Target Shareholder) shall receive that number of
Parent Shares that such holder would have received if such fractional Parent
Share was rounded up to the nearest whole number.

                (f)     LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any
certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such certificate, the Parent will issue in exchange for such lost, stolen or destroyed certificate the Parent
Shares to which such Person is entitled pursuant to this Agreement.

                (g)     TRANSFER BOOKS. The Target Share transfer books of the
Company shall be closed immediately at the Effective Time and thereafter there shall be no further registration of transfers of Target Shares on the records of the Company. If, after the Effective Time,

certificates are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Section 1.2.

                (h)     ADJUSTMENTS. If at any time during the period between
the date of this Agreement and the Effective Time, any change in the number of issued and outstanding shares of Parent Common Stock or Target Common Stock shall occur, including, without limitation, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the
Exchange Ratio shall be adjusted appropriately. The parties agree that that any shares of Parent Common Stock issued by Parent in connection with the satisfaction of its obligations under Section 5.13(b) or in connection with any capital-raising transaction by Parent shall be excluded from the determination of the Exchange Ratio and any adjustment of the Exchange Ratio. The parties further agree that the Exchange Ratio gives full effect to the Company's satisfaction of its obligations under section 5.14, and that any shares of
Target Common Stock issued by the Company in connection with the satisfaction of its obligations under Section 5.14 shall be excluded from the determination of the Exchange Ratio.

        1.3     DISSENTERS' RIGHTS.

                Notwithstanding any provision of this Agreement to the contrary, any Target Shares that are issued and outstanding immediately prior to the
Effective Time and that are held by an Target Shareholder that has not voted in favor of the Merger or consented thereto in writing and who has properly delivered a written notice of demand for appraisal of such Target Shares in accordance with Section 92A.420 of the NGCL, if Section 92A.380 of the NGCL
provides for appraisal rights for such Target Shares in the Merger (the
"Dissenting Target Shares"), shall not be converted into the right to receive
Parent Shares unless and until such Target Shareholder fails to perfect or effectively withdraws or loses its right to appraisal and payment under Section
92A.380 of the NGCL. If, after the Effective Time, any such Target Shareholder fails to perfect or effectively withdraws or loses its right to appraisal, such
Dissenting Target Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Parent Shares to which such Target Shareholder is entitled, without interest or dividends thereon. The Company shall give Parent: (i) prompt notice of any notice or demands for appraisal or payment for Target Shares received by the Company, and
(ii) the opportunity to participate in an direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. Any amounts paid to holders of Dissenting Target Shares in an appraisal proceeding shall be paid by the Surviving Company out of its own funds and will not be paid, directly or indirectly, by Parent or Merger Sub. Each Dissenting Target Share,
if any, shall be canceled after payment in respect thereof has been made to the holder thereof pursuant to Section 92A.380 of the NGCL. At the Effective Time,
any holder of Dissenting Target Shares shall cease to have any rights with respect thereto except the rights provided by Section 92A.380 of the NGCL or as otherwise provided in this Section 1.3.

        1.4     SUBSEQUENT ACTIONS.

                If, at any time after the Effective Time, the Surviving Company shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the
Surviving Company its right, title or interest in, to or under any of the property, rights, powers, privileges, franchises or other assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this
Agreement, then the officers of the Surviving Company shall be authorized to execute and deliver, and shall execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments, assurances, and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable, to vest, perfect or confirm any and all right, title or interest in, to and under such property, rights, powers, privileges, franchises or other assets in the Surviving Company or otherwise to carry out the transactions contemplated by this Agreement.

                                   ARTICLE II

                                   THE CLOSING

        2.1     CLOSING DATE.

                Subject to satisfaction or waiver of all conditions precedent set forth in Article VI of this Agreement, the closing of the Merger (the
"Closing") shall take place at the offices of Duane Morris LLP at 10:00 a.m., local time on (a) the later of: (i) the first Business Day following the day upon which all appropriate Parent and Merger Sub corporate action and Company action has been taken in accordance with Articles III and IV, respectively, of this Agreement; or (ii) the day on which the last of the conditions precedent set forth in Article V of this Agreement is fulfilled or waived; or (b) at such other time, date and place as the parties may agree, but in no event shall such date be later than February 15, 2005 (the "Outside Date"), unless such date is extended by the requirements of law or the mutual agreement of the parties.

        2.2     CLOSING MERGER.

                At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

                (a)     The Company shall deliver or cause to be delivered to
Parent and Merger Sub the following documents and/or shall take the following actions:

                        (i)     Certificates evidencing all of the Target
Shares;

                        (ii)    Any agreements between the Target Shareholders
and the Company relating to the Target Shares;

                        (iii)   The officer's certificate described in Section
6.2(c);

                        (iv)    An incumbency certificate signed by all of the
executive officers of the Company dated at or about the Closing Date;

                        (v)     A certificate of good standing from the
Secretary of State of the State of Nevada, dated at or about the Closing Date, to the effect that the Company is in good standing under the laws of the State of Nevada;

                        (vi)    Articles of incorporation of the Company
certified by the Secretary of State of the State of Nevada at or about the
Closing Date and bylaws of the Company certified by the Secretary of the Company at or about the Closing Date;

                        (vii)   Resolutions of the board of directors and
shareholders of the Company dated at or about the Closing Date authorizing the
Merger, certified by the Secretary of the Company; and

                        (viii)  The investment letters described in Section
5.11.

                (b)     Parent and Merger Sub shall deliver or cause to be
delivered to the Company the following documents and shall take the following actions:

                        (i)     Certificates evidencing all of the Parent
Shares;

                        (ii)    The officer's certificates described in Section
6.1(c);

                        (iii)   An incumbency certificate signed by all of the
executive officers of Parent dated at or about the Closing Date;

                        (iv)    An incumbency certificate signed by all of the
executive officers of Merger Sub dated at or about the Closing Date;

                        (v)     A certificate of good standing from the
Secretary of State of the State of Delaware, dated at or about the Closing Date, to the effect that Merger Sub is in good standing under the laws of said state;

                        (vi)    Articles of incorporation of Parent certified by
the Secretary of State of the State of Nevada at or about the Closing Date and the bylaws of Parent certified by the Secretary of Parent at or about the
Closing Date;

                        (vii)   Articles of incorporation of Merger Sub
certified by the Secretary of State of the State of Delaware at or about the
Closing Date and bylaws of Merger Sub certified by the Secretary of Merger Sub at or about the Closing Date;

                        (viii)  Resolutions of the board of directors of Parent
dated at or about the Closing Date authorizing the Merger, certified by the
Secretary of Parent;

                        (ix)    Resolutions of the board of directors and
shareholders of Merger Sub dated at or about the Closing Date authorizing the
Merger, certified by the Secretary of Merger Sub; and

                        (x)     Working capital in accordance with the
provisions of Section 5.13(b).

                (c)     Each of the parties to this Agreement shall have
otherwise executed whatever documents and agreements, provided whatever consents or approvals and shall have taken all such other actions as are required under this Agreement.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF

                    THE COMPANY AND THE PRINCIPAL SHAREHOLDER

                The Company and the Principal Shareholder hereby make the
following representations and warranties to Parent and Merger Sub.

        3.1     ORGANIZATION AND QUALIFICATION.

                The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its businesses as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. The Company is duly qualified as a foreign company or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect. True, correct and complete copies of the articles of incorporation and bylaws of the Company, as amended the date, are attached hereto as Exhibit 3.1.

        3.2     AUTHORIZATION; VALIDITY AND EFFECT OF AGREEMENT.

                The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. The execution and delivery of this Agreement by the
Company and the performance by the Company of its obligations hereunder and the consummation of the Merger have been duly authorized by its board of directors and shareholders and all other necessary company action on the part of the
Company and no other company proceedings on the part of the Company are necessary to authorize this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        3.3     COMPANY SUBSIDIARIES.

                Attached hereto as Schedule 3.3 is a complete and accurate list of the Company's subsidiaries (the "Subsidiaries"). The Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, with the requisite corporate power and authority to own and operate their respective businesses as presently conducted, except where the failure to be or have any of the foregoing would not have a
Material Adverse Effect. The Subsidiaries are duly qualified as foreign companies or other entities to do business and are in good standing in each jurisdiction where the character of their respective properties owned or held under lease or the nature of their respective activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, individually or in the aggregate, have a Material Adverse
Effect. True, correct and complete copies of the articles of incorporation and bylaws of each of the Subsidiaries, as amended to date, are attached hereto as
Exhibit 3.3.

        3.4     NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                Neither the execution and delivery of this Agreement by the
Company nor the performance by the Company of its obligations hereunder, nor the consummation of the Merger, shall: (i) conflict with the Company's articles of incorporation or bylaws; (ii) conflict with any Subsidiary's articles of incorporation or bylaws; (iii) violate any statute, law, ordinance, rule or regulation applicable to the Company, any of its Subsidiaries or any of their respective assets or properties; or (iv) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or its
Subsidiaries under, or result in the creation or imposition of any Liens upon any properties, assets or business of the Company or its Subsidiaries under, any
Material Contract or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets or properties is bound or encumbered except, in the case of clauses (ii), (iii) & (iv), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

        3.5     CAPITALIZATION.

                (a)     Attached hereto as Schedule 3.5(a) is a complete and
accurate list of (i) the Target Shareholders and each holder of options and warrants ("Target Options and Warrants") of the Company, (ii) the number and class of issued and outstanding Target Shares and Target Options and Warrants owned by such Target Shareholders and holders on the date of this Agreement, and
(iii) the exercise price, date of grant, vesting schedules and number of shares of Target Common Stock issuable upon the exercise of the Target Options and
Warrants. The authorized capital stock of the Company consists of 30,000,000 shares of Target Common Stock. There are currently issued and outstanding
3,854,943 shares of Target Common Stock, and Target Options and Warrants to
acquire 4,777,537 shares of Target Common Stock. The Target Shares and Target
Options and Warrants represent all of the outstanding equity interests in the
Company. All of the Target Shares have been validly authorized and issued and are fully paid and non-assessable, and the Company has reserved on its books and records, for future issuance,

the shares of Common Stock issuable under the exercise of the Target Options and
Warrants. Except for this Agreement or as set forth on Schedule 3.5(a), there are no outstanding options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any
Target Common Stock. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of
Target Common Stock, and there is no indebtedness of the Company having general voting rights issued and outstanding. Except for this Agreement or as set forth on Schedule 3.5(a), there are no outstanding obligations of any Person to repurchase, redeem or otherwise acquire outstanding Target Common Stock. Except as set forth in this Agreement or as set forth on Schedule 3.5(a), the Company has no Target Common Stock reserved for issuance.

                (b)     Attached hereto as Schedule 3.5(b) is a complete and
accurate list authorized and outstanding equity interests of the Subsidiaries.
All equity interests of the Subsidiaries outstanding as of the date of this
Agreement have been duly authorized and validly issued, are fully paid and non-assessable, and are free of preemptive rights.

        3.6     FINANCIAL STATEMENTS.

                True and complete copies of the Company's consolidated balance sheets at December 31, 2003 and 2002 and the last day of each subsequent interim period, and consolidated income statements and statements of cash flows for the fiscal years ended December 31, 2003 and 2002 and for each subsequent interim period, are attached hereto as Exhibit 3.6 (collectively, the "GAAP Financial
Statements"). The GAAP Financial Statements (including the notes thereto)
present fairly in all material respects the financial position and results of operations and cash flows of the Company and its Subsidiaries at the dates or for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein). The GAAP Financial Statements were prepared from and in accordance with the books and records of the Company and its Subsidiaries, as applicable.

        3.7     PROPERTIES AND ASSETS.

                The Company and its Subsidiaries have good and marketable title to, valid leasehold interests in, or the legal right to use, and hold free and clear of all Liens and Encumbrances, all of the assets, properties and leasehold interests reflected in the Financial Statements (the "Assets"), except for those sold or otherwise disposed of since the date of the Financial Statements in the ordinary course of business consistent with past practice and not in violation of this Agreement. All Assets of the Company and its Subsidiaries that are used in the operations of their respective businesses are in good operating condition and repair, subject to normal wear and tear. The Company and its Subsidiaries have delivered to Parent or otherwise made available, correct and complete copies of all leases, subleases and other material agreements or other material instruments relating to all real property used in conducting the businesses of the Company and the Subsidiaries to which the Company or the Subsidiaries is a party (collectively, the "Real Property"), all of which are identified on
Schedule 3.7. There are no pending or, to the Company's or any of the
Subsidiaries' knowledge, threatened condemnation proceedings relating to any of the Real Property. Except as set forth on Schedule 3.7, none of the real property improvements (including leasehold improvements), equipment and other Assets owned or used by the Company or its Subsidiaries is subject to any commitment or other arrangement for their sale or use by any Affiliate of the
Company or its Subsidiaries, or by third parties.

        3.8     INTELLECTUAL PROPERTY.

                (a)     Except as disclosed in Schedule 3.8, (i) the Company or
its Subsidiaries are the owners of all of the Intellectual Property free and clear of any royalty or other payment obligation, lien or charge, or have sufficient rights to use such Intellectual Property under a valid and enforceable license agreement, (ii) there are no agreements that restrict or limit the use of the Intellectual Property by the Company or its Subsidiaries,
and (iii) to the extent that the Intellectual Property owned or held by the
Company or its Subsidiaries are registered with the applicable authorities, record title to such Intellectual Property is registered or applied for in the name of the Company or of its Subsidiaries.

                (b)     The Company's and Subsidiaries' rights to the
Intellectual Property are valid and enforceable, and the Intellectual Property and the products and services of the Company and its Subsidiaries do not infringe upon intellectual property rights of any person or entity in any country. Except where reasonable business decisions to allow rights to lapse have been made, all maintenance taxes, annuities and renewal fees have been paid and all other necessary actions to maintain the Intellectual Property rights have been taken through the date hereof. There exists no impediment that would impair the Company's rights to conduct its business or the business of its
Subsidiaries after the Effective Time as it relates to the Intellectual
Property.

                (c)     The Company and its Subsidiaries have taken all
reasonable and appropriate steps to protect the Intellectual Property and, were applicable, to preserve the confidentiality of the Intellectual Property.

                (d)     Neither the Company nor any of its Subsidiaries has
received any notice of claim that any of such Intellectual Property has expired, is not valid or enforceable in any country or that it infringes upon or conflicts with the intellectual property rights of any third party, and no such claim or infringement or conflict, whenever filed or threatened, currently exists.

                (e)     Neither the Company nor any of the Subsidiaries has
given any notice of infringement to any third party with respect to any of the
Intellectual Property or has become aware of facts or circumstances evidencing the infringement by any third party of any of the Intellectual Property, and no claim or controversy with respect to any such alleged infringement currently exists.

                (f)     The execution, delivery and performance of this
Agreement by the Company and the consummation by the Company of the Merger will not: (i) constitute a breach by the Company or the Subsidiaries of any instrument or agreement governing any Intellectual Property owned by or licensed to the Company or any of the Subsidiaries, (ii) pursuant to the terms of any license or agreement relating to any Intellectual Property, cause the modification of any terms of any such license or agreement, including but not limited to the modification of the

effective rate of any royalties or other payments provided for in any such license or agreement, (iii) cause the forfeiture or termination of any
Intellectual Property under the terms thereof, (iv) give rise to a right of forfeiture or termination of any Intellectual Property under the terms thereof, or (v) impair the right of the Company, the Subsidiaries, the Surviving Company
or Parent to make, have made, offer for sale, use, sell, export or license any
Intellectual Property or portion thereof pursuant to the terms thereof.

        3.9     NO UNDISCLOSED LIABILITIES.

                Except as disclosed in the Financial Statements or Schedule 3.9, the Company has no material liabilities, indebtedness or obligations, except those that have been incurred in the ordinary course of business, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, and to the Knowledge of the Company, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

        3.10    RELATED PARTY TRANSACTIONS.

                Except as provided on Schedule 3.10:

                (a)     There is no indebtedness between the Company or any of
its Subsidiaries, on the one hand, and any officer, director or Affiliate (other than the Company or any of its Subsidiaries) of the Company or the Subsidiaries,
on the other hand, other than usual and customary advances made in the ordinary course of business;

                (b)     No officer, director or Affiliate of the Company or any
of its Subsidiaries provides or causes to be provided any assets, services
(other than services as an, officer, manager, director or employee) or facilities to the Company or any of its Subsidiaries;

                (c)     Neither the Company nor any of its Subsidiaries provides
or causes to be provided any assets, services or facilities to any officer, director or Affiliate of the Company or any of its Subsidiaries (other than as reasonably necessary for them to perform their duties as officers, directors or employees);

                (d)     Neither the Company nor any of its Subsidiaries
beneficially owns, directly or indirectly, any investment in or issued by any such officer, director or Affiliate of the Company or any of its Subsidiaries;
and

                (e)     No officer, director or Affiliate of the Company or any
of its Subsidiaries has any direct or indirect ownership interest in any Person with which the Company or any of its Subsidiaries competes or has a business relationship other than an ownership interest that represents less than five percent (5%) of the outstanding equity interests in a publicly traded company.

        3.11    LITIGATION.

                Except for the matters set forth in Schedule 3.11, there is no action, claim, suit, litigation, proceeding, or governmental investigation
("Action") instituted, pending or threatened

against the Company or any of its Subsidiaries that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material
Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against the Company or its Subsidiaries, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

        3.12    TAXES.

                The Company and its Subsidiaries have timely filed (or have had timely filed on their behalf) with the appropriate tax authorities all tax returns required to be filed by them or on behalf of them, and each such tax return was complete and accurate in all material respects, and the Company and its Subsidiaries have timely paid (or have had paid on their behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise, to the
Company's Knowledge, against the Company or any Subsidiary or with respect to any Assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith. There are no material Liens for Taxes upon the Assets.

        3.13    INSURANCE.

                Schedule 3.13 sets forth a list of all of the Company's key-man life insurance policies and other insurance policies material to the current and proposed business of the Company. The Company maintains insurance covering its assets, business, equipment, properties, operations, employees, officers, directors and managers with such coverage, in such amounts, and with such deductibles and premiums as are consistent with insurance coverage provided for other companies of comparable size and in comparable industries. All of such policies are in full force and effect and all premiums payable have been paid in full and the Company is in full compliance with the terms and conditions of such policies. The Company has not received any notice from any issuer of such policies of its intention to cancel or refusal to renew any policy issued by it or of its intention to renew any such policy based on a material increase in premium rates other than in the ordinary course of business. None of such policies are subject to cancellation by virtue of the consummation of the
Merger. There is no claim by the Company pending under any of such policies as to which coverage has been questioned or denied.

        3.14    COMPLIANCE.

                Except as disclosed on Schedule 3.14, the Company and its
Subsidiaries are in compliance with all foreign, federal, state and local laws and regulations of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of
its Subsidiaries have received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its

Subsidiaries hold all permits, licenses and franchises from Governmental
Authorities required to conduct its business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

        3.15    MATERIAL CONTRACTS.

                Except as set forth in Schedule 3.15, neither the Company nor any of its Subsidiaries is a party to or bound by any Material Contract. The
Material Contracts constitute all of the material agreements and instruments that are necessary and desirable to operate the business as currently conducted by the Company and its Subsidiaries and as contemplated to be conducted. True, correct and complete copies of each Material Contract described and listed on
Schedule 3.15 will be made available to Parent within ten (10) Business Days prior to the Closing. All of the Material Contracts are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. All parties to all of the Material Contracts have performed all obligations required to be performed to date under such Material Contracts, and neither the Company or its Subsidiaries, nor, to the best of its Knowledge, any other party, is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder. The consummation of this
Agreement and the Merger will not result in an impairment or termination of any of the rights of the Company or any of its Subsidiaries under any Material
Contract. None of the terms or provisions of any Material Contract materially and adversely affects the business, prospects, financial condition or results of operations of the Company.

        3.16    LABOR RELATIONS.

                Except as described on Schedule 3.16, as of the date of this
Agreement (i) there are no activities or proceedings of any labor union to organize any non-unionized employees of the Company or any of its Subsidiaries;
(ii) there are no unfair labor practice charges and/or complaints pending against the Company or any of its Subsidiaries before the National Labor
Regulations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of the Company or any of its Subsidiaries; and (iii) there is no strike, slowdown, work stoppage or lockout, or threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements. There are no controversies pending or threatened between the Company and its Subsidiaries and any of their respective employees, except for such controversies that would not be reasonably likely to have a Material
Adverse Effect.

        3.17    ENVIRONMENTAL MATTERS.

                Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, the Company and its
Subsidiaries (i) have obtained all applicable permits, licenses and other authorizations that are required to be obtained under all applicable
Environmental Laws by the Company and its Subsidiaries in connection with their respective businesses; (ii) are in compliance with all terms and conditions of such required

permits, licenses and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in or arising from applicable Environmental
Laws in connection with their respective businesses; (iii) have not received notice of any part or present violations of Environmental Laws in connection with their respective businesses, or of any spill, release, event, incident, condition or action or failure to act in connection with their respective businesses that is reasonably likely to prevent continued compliance with such
Environmental Laws, or which would give rise to any common law environmental liability or liability under Environmental Laws, or which would otherwise form the basis of any Action against the Company or its Subsidiaries based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any hazardous material by any Person in connection with the
Company's or its Subsidiaries' respective businesses; and (iv) have taken all actions required under applicable Environmental Laws to register any products or materials required to be registered by the Company or its Subsidiaries thereunder in connection with their respective businesses.

        3.18    ABSENCE OF CERTAIN CHANGES OR EVENTS.

                Except as set forth on Schedule 3.18 or as otherwise
contemplated by this Agreement, since December 31, 2003, (i) there has been no change or development in, or effect on, the Company or any of its Subsidiaries that has or could reasonably be expected to have a Material Adverse Effect, (ii)
neither the Company nor any of its Subsidiaries has sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material amount of Assets other than in the ordinary course of business, (iii) neither the Company nor any of its Subsidiaries any has paid any dividends or distributed any Assets to any officer, director or shareholder of the Company, (iv) neither the Company nor any of its Subsidiaries has acquired any material amount of Assets except in the ordinary course of business, nor acquired or merged with any other business, (v)
neither the Company nor any of its Subsidiaries has waived or amended any of their respective material contractual rights except in the ordinary course of business, and (vi) neither the Company nor any of its Subsidiaries has entered into any agreement to take any action described in clauses (i) through (v)
above.

        3.19    INVESTMENT INTENT.

                The Parent Shares being acquired by the Principal Shareholder in connection with the Merger are being acquired for the respective Principal
Shareholder's own account for investment purposes only and not with a view to, or with any present intention of, distributing or reselling any of such Parent
Shares. The Principal Shareholder acknowledges and agrees that the Parent Shares have not been registered under the Securities Act or under any state securities laws, and that the Parent Shares may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and applicable state securities laws, except pursuant to an available exemption from such registration. The
Principal Shareholder also acknowledges and agrees that neither the SEC nor any securities commission or other Governmental Authority has (a) approved the transfer of the Parent Shares or passed upon or endorsed the merits of the transfer of the Parent Shares, this Agreement or the Merger; or (b) confirmed the accuracy of, determined the adequacy of, or reviewed this Agreement. The
Principal Shareholder has such Knowledge, sophistication and experience in financial, tax and business matters in general, and investments in securities in particular, that it is capable of evaluating the merits and risks of this investment in the Parent Shares, and the Principal Shareholder has made such investigations in connection herewith as it deemed necessary or desirable so as to make an informed investment decision without relying upon Parent for legal or tax advice related to this investment.

        3.20    EMPLOYEE BENEFIT MATTERS.

                Neither the Company nor any Subsidiaries are a party to, or since their respective inceptions have been a party to, any Employee Benefit
Plans, programs, arrangements or agreements, whether formal or informal, whether in writing or otherwise, with respect to which the Company or a Subsidiary has or may have any obligation or that are maintained, contributed to or sponsored by the Company or the Subsidiary for the benefit of any current or former director, officer or employee of the Company or the Subsidiary . Neither the
Company nor any Subsidiary has a current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for any of its retired, former or current employees. There is no contract, plan or arrangement, written or otherwise, covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code and, except as contemplated by this Agreement, no employee or former employee of the Company or any Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhancement of such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the Merger. Neither the Company nor any
Subsidiary has any express or implied commitment to: (i) create, incur liability with respect to or cause to exist any Employee Benefit Plan, program, arrangement or agreement; or (ii) enter into any contract or agreement to provide compensation or benefits to any individual.

        3.21    BROKERS AND FINDERS FEES.

                Neither the Company or any of its Subsidiaries nor any of their respective officers, directors, employees or managers has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders fees in connection with the Merger for which the
Company or any of its Subsidiaries has or could have any liability.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby make the following representations and warranties to the Company and the Principal Shareholder:

        4.1     ORGANIZATION AND QUALIFICATION.

                Parent and Merger Sub are duly organized, validly existing and in good standing under the laws of their respective jurisdiction of organization, with the corporate power and authority to own and operate their respective business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse
Effect. Parent and Merger Sub are duly qualified as foreign corporations or other entities to do business and are in good standing in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse
Effect.

        4.2     AUTHORIZATION; VALIDITY AND EFFECT OF AGREEMENT.

                Parent and Merger Sub have the requisite corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the Merger. The execution and delivery of this
Agreement by the Company and Merger Sub and the performance by Parent and Merger
Sub of their respective obligations hereunder and the consummation of the Merger have been duly authorized by their respective boards of directors and all other necessary corporate action on the part of the Company and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        4.3     NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the performance by Parent or Merger Sub of their respective obligations hereunder, nor the consummation of the Merger, will: (i) conflict with Parent's articles of incorporation or bylaws; (ii) conflict with Merger
Sub's articles of incorporation or bylaws; (iii) violate any statute, law, ordinance, rule or regulation, applicable to Parent or any of the properties or assets of Parent; or (iv) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Parent or Merger Sub, or result in the creation or imposition of any Lien upon any properties, assets or business of Parent or Merger Sub under, any Material Contract or any order, judgment or decree to which Parent is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii),
(iii) and (iv), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on its obligation to perform its covenants under this Agreement.

        4.4     CAPITALIZATION.

                (a)     The authorized capital stock of Parent consists of
100,000,000 shares of Parent Common Stock. At June 30, 2004, there were issued and outstanding 29,355,251 shares of Parent Common Stock, options to acquire
3,214,167 shares of Parent Common Stock, and

warrants to acquire 2,298,295 shares of Parent Common Stock. All shares of capital stock of Parent outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and non-assessable, and are free of preemptive rights.

                (b)     The authorized capital stock of Merger Sub consists
solely of 1,000 shares of common stock, $.001 par value per share, of which 100 shares are issued and outstanding and owned of record and beneficially by
Parent. All shares of capital stock of Merger Sub outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and non-assessable, and are free of preemptive rights.

        4.5     SEC REPORTS AND FINANCIAL STATEMENTS.

                Parent has filed with the SEC, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC
Documents, including any financial statements or schedules included therein: (i)
did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the financial statements included in the Parent SEC Documents have been prepared from, and are in accordance with, the books and records of Parent, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved
(except as may be indicated in the notes thereto) and fairly present the financial positions and the results of operations and cash flows of Parent as of the dates thereof or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount).

        4.6     BROKERS AND FINDERS.

                Except as described in Section 5.10, neither Parent or Merger
Sub, nor any of their respective officers, directors, employees or managers, has employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees, advisory fees or consulting fees in connection with the Merger for which Parent or Merger Sub has or could have any liability.

                                    ARTICLE V

                                CERTAIN COVENANTS

        5.1     CONDUCT OF BUSINESS BY THE COMPANY AND THE SUBSIDIARIES.

                (a)     Except (i) as expressly permitted by this Agreement,
(ii) as required by applicable law or any Material Contract to which the Company or any of its Subsidiaries is a party or by which any Asset is bound, (iii) with the consent of Parent or (iv) as set forth on Schedule 5.1, during the period commencing with the date of this Agreement and continuing until the Closing
Date, the Company and its Subsidiaries shall conduct their business in all material respects in the ordinary and usual course consistent with past practice and use their commercially reasonable efforts to preserve intact their respective business organizations and relationships with third parties and keep available the services of their respective present officers and employees.

                (b)     Without limiting the generality of Section 5.1(a),
during the period commencing with the date of this Agreement and continuing until the Closing Date, neither the Company nor any of its Subsidiaries shall:

                        (i)     adopt or propose any change in their respective
articles of incorporation, bylaws or other constitutional documents, except for changes which would not have Material Adverse Effect;

                        (ii)    (A) issue, authorize or sell any equity or debt
securities, (B) issue, authorize or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any equity or debt securities, (C) split, combine, reclassify or make any other change in their respective issued and outstanding equity or debt securities, (D)
redeem, purchase or otherwise acquire any of their respective equity or debt securities, or (E) declare any dividend or make any distribution with respect to their equity or debt securities;

                        (iii)   (A) increase in any manner the compensation of,
or enter into any new bonus or incentive agreement or arrangement with, any of their respective directors, officers, employees or managers other than increases in compensation in the ordinary course of business and consistent with past practice and that are not material in the aggregate, (B) pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer, employee or manager, whether past or present, other than as required by applicable law, contracts or plan documents in effect on the date of this
Agreement, (C) enter into any new employment, severance, consulting, or other compensation agreement with any director, officer, employee or manager or other person other than in connection with any new hires or promotions in the ordinary course and consistent with past practice, or (D) commit themselves to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement, or adopt or amend or commit themselves to adopt or amend any of such plans, funds or similar arrangements in existence on the date hereof;

                        (iv)    (A) enter into, extend, renew or terminate any
Material Contract, or make any change in any Material Contracts, (B) reclassify any assets or liabilities, or (C) do any other act that (x) would cause any representation or warranty of the Company in this Agreement to be or become untrue in any material respect, or (y) could reasonably be expected to have a
Material Adverse Effect;

                        (v)     (A) sell, transfer, lease or otherwise dispose
of any Assets other than in the ordinary course of business consistent with prior practice, (B) create or permit to exist any new Lien or Encumbrance on any
Assets (iii) assume, incur or guarantee any obligation for borrowed money other than in the ordinary course of business consistent with past practices, (iv)
enter into any joint venture, partnership or other similar arrangement, (v) make any investment in or purchase any securities of any Person, (vi) incur any indebtedness, issue or sell any new debt securities, enter into any new credit facility or make any capital expenditures, or (vii) merge or consolidate with any other Person or acquire any other Person or a business, division or product line of any other Person (except as provided for in this Agreement);

                        (vi)    make any change in any method of accounting or
accounting practice except as required (a) by reason of a concurrent change in law, SEC guidelines or GAAP, or (b) by reason of a change in the Company's or any of its Subsidiaries' method of accounting practices that, due to law, SEC guidelines or requirements, or GAAP, requires a change in any method of accounting or accounting practice; or

                        (vii)   settle or compromise any material Tax liability,
make or change any material Tax election, or file any tax return other than a tax return filed in the ordinary course of business and prepared in a manner consistent with past practice;

        5.2     ACCESS TO INFORMATION.

                At all times prior to the Closing or the earlier termination of this Agreement in accordance with the provisions of Article VIII, and in each case subject to Section 5.3 below, each party hereto shall provide to the other party (and the other party's authorized representatives) reasonable access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to such party (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will cooperate with the other party in conducting its due diligence investigation of such party, provided that the party granted such access shall not interfere unreasonably with the operation of the business conducted by the party granting access, and provided that no such access need be granted to privileged information or any agreements or documents subject to confidentiality agreements.

        5.3     CONFIDENTIALITY; NO SOLICITATION.

                (a)     CONFIDENTIALITY. Each party shall hold, and shall cause
its respective Affiliates and representatives to hold, all Confidential
Information made available to it in connection with the Merger in strict confidence, shall not use such information except for the

sole purpose of evaluating the Merger and shall not disseminate or disclose any of such information other than to its directors, officers, managers, employees, shareholders, interest holders, Affiliates, agents and representatives, as applicable, who need to know such information for the sole purpose of evaluating the Merger (each of whom shall be informed in writing by the disclosing party of the confidential nature of such information and directed by such party in writing to treat such information confidentially). If this Agreement is terminated pursuant to the provisions of Article VIII, each party shall immediately return to the other party all such information, all copies thereof and all information prepared by the receiving party based upon the same. The above limitations on use, dissemination and disclosure shall not apply to
Confidential Information that (i) is learned by the disclosing party from a third party entitled to disclose it; (ii) becomes known publicly other than through the disclosing party or any third party who received the same from the disclosing party, provided that the disclosing party had no Knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by the parties; or (iv) is disclosed with the express prior written consent thereto of the other party. The parties shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this subsection (a). Notwithstanding anything contained herein to the contrary, in the event a party is required by court order or subpoena to disclose information which is otherwise deemed to be confidential or subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing party shall: (i) promptly notify the non-disclosing party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing party; (ii) cooperate with the non-disclosing party, at the expense of the non-disclosing party, in obtaining a protective or similar order with respect to such information; and (iii) provide only that amount of information as the disclosing party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

                (b)     NO SOLICITATION. Except as otherwise contemplated in
this Agreement, neither the Company nor any Subsidiary shall, directly or indirectly, solicit any inquiries or proposals for, or enter into or continue or resume any discussions with respect to or enter into any negotiations or agreements relating to, the sale or exchange of all or a substantial part of the
Assets. The Company shall promptly notify Parent if any such proposal or offer, or any inquiry or contact with any Person or entity with respect thereto, is made.

        5.4     BEST EFFORTS; CONSENTS.

                Subject to the terms and conditions herein provided, each of
Parent, Merger Sub and the Company agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and to cooperate with the others in connection with the foregoing, including using its reasonable efforts to (i) obtain all waivers, consents and approvals from other parties to loan agreements, leases, mortgages and other contracts necessary for the consummation of the Merger, (ii) make all filings with, and obtain all consents, approvals and authorizations that are required to be obtained from, Governmental Authorities, (iii) lift or rescind any injunction, restraining order, decree or other order adversely affecting the ability of the parties hereto to consummate the Merger, (iv) effect all necessary registrations and filings and submissions of information requested by
Governmental Authorities, and (v) fulfill all conditions to this Agreement. Each of Parent, Merger Sub and the Company shall use all

reasonable efforts to prevent the entry, enactment or promulgation of any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the Merger.

        5.5     FURTHER ASSURANCES.

                Subject to Section 5.4, each of the parties hereto agrees to use its reasonable best efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the Merger, including, but not limited to: (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) to the extent consistent with the obligations of the parties set forth in Section 5.4, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iii) the execution and delivery of such instruments, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this
Agreement.

        5.6     PUBLIC ANNOUNCEMENTS.

                Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement, and shall not issue any other press release or make any other public statement without the prior written consent of the other parties, except as may be required by law or, with respect to Parent, by obligations pursuant to rule or regulation of the Exchange Act, the
Securities Act, any rule or regulation promulgated thereunder or any rule or regulation of the National Association of Securities Dealers.

        5.7     NOTIFICATION OF CERTAIN MATTERS.

                Each party hereto shall promptly notify the other party in writing of any events, facts or occurrences that would result in any breach of any representation or warranty or breach of any covenant by such party contained in this Agreement.

        5.8     EMPLOYMENT AGREEMENT.

                At or prior to Closing, Parent and the Principal Shareholder shall enter into an Employment Agreement on terms to be mutually agreed upon by
Parent and the Principal Shareholder.

        5.9     PROHIBITION ON TRADING IN COMPANY SECURITIES.

                The Company acknowledges that information concerning the matters that are the subject matter of this Agreement may constitute material non-public information under United States federal securities laws, and that United States federal securities laws prohibit any Person

who has received material non-public information relating to Parent from purchasing or selling securities of Parent, or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities of Parent.
Accordingly, until such time as any such non-public information has been adequately disseminated to the public, the Company shall not purchase or sell any securities of Parent, or communicate such information to any other Person.

        5.10    ADVISORY FEE.

                Upon the Closing of the Merger, Parent may pay an advisory fee to such parties, in such amounts and in such manner as shall be mutually agreed upon by Parent and the Company.

        5.11    INVESTMENT LETTERS.

                At or prior to Closing, the Company shall deliver to Parent investment letters in the form attached hereto as Exhibit 5.11 executed by each
Target Shareholder listed on Schedule 3.5(a).

        5.12    AUDITED FINANCIAL STATEMENTS.

                Within forty-five (45) days after the Closing, the Company shall deliver to Parent consolidated balance sheets at December 31, 2003 and 2002 and consolidated income statements and statements of cash flows for the fiscal years ended December 31, 2003 and 2002 audited by an SEC-registered independent accountant, and shall have its consolidated balance sheets, income statements and statements of cash flows for each interim period subsequent to December 31,
2003, reviewed by an SEC-registered independent accountant (collectively, the
"Audited Financial Statements"). The Audited Financial Statements (including the notes thereto) shall present fairly in all material respects the financial position and results of operations and cash flows of the Company at the dates or for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved and in accordance with all applicable SEC rules and regulations (except as otherwise indicated therein).
The Audited Financial Statements shall be prepared from and in accordance with the books and records of the Company. The Company shall use its best efforts to have its independent accountant consent to Parent's use of and reliance on the
Audited Financial Statements as may be required in connection with any filings made by Parent under the United States federal securities laws.

        5.13    WORKING CAPITAL.

                (a)     Parent shall provide $100,000 of working capital to the
Company in the following manner and in accordance with the following schedule:
(i) $50,000 within three (3) business days of the date of this Agreement; and
(ii) $50,000 within 30 days of the date of this Agreement. The working capital set forth in subsections (i) and (ii) shall be provided to the Company under promissory notes substantially in the form attached hereto as Exhibit 5.13(a)
(the "Promissory Notes"). In the event that Parent fails to satisfy any of its obligations under this Section 5.13(a) by the date specified, Parent shall have five (5) Business Days to satisfy such obligations. If Parent fails to satisfy such obligations with in such five (5) Business Days,

Parent's failure to satisfy such obligations shall then constitute a breach of this Section 5.13(a). If Parent fails to make the payment set forth in subsection (ii) above within 40 days of the date of this Agreement, Parent shall release the Company from any and all obligations of the Company under the
Promissory Note evidencing the payment set forth in subsection (i) above. In the event that this Agreement is terminated by Parent or Merger Sub under Section
8.1(e), (x) the Promissory Notes shall become due and payable within 180 days of the termination of this Agreement; and (y) Parent shall be released from any and all obligations under this Section 5.13(a). If the Merger is consummated, Parent shall release the Company from any and all obligations of the Company under any and all Promissory Notes then outstanding.

                (b)     At or prior to Closing, Parent shall procure funds in
the following amount: (i) $1.5 million, less (ii) the amount of working capital provided to the Company under Section 5.13(a). Such funds shall be reserved on
Parent's books for use exclusively by the Company.

        5.14    TARGET OPTIONS AND WARRANTS.

                The Company covenants and agrees that:

                (a)     Prior to the Closing, all Target Options and Warrants
shall be exercised into shares of Target Common Stock or terminated in accordance with the terms and conditions specified in the instruments pursuant to which they were issued, and, immediately prior to the Closing, no Target
Options and Warrants shall remain outstanding;

                (b)     All shares of Target Common Stock subject to issuance
under the Target Options and Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized and validly issued, fully paid and non-assessable, and free of preemptive rights;

                (c)     At and immediately prior to the Closing, with the
exception of this Agreement, there shall be no outstanding (i) options, warrants, agreements, conversion rights, preemptive rights, or other rights to purchase or otherwise acquire any Target Common Stock, or (ii) obligations of any Person to repurchase, redeem or otherwise acquire any Target Common Stock;
and

                (d)     At and immediately prior to the Closing, there shall be
no (i) voting trusts or other agreements or understandings to which any Target
Shareholder shall be a party with respect to the voting of the Target Common
Stock, or (ii) issued and outstanding indebtedness of the Company having general voting rights.

        5.15    PARENT AND TARGET CAPITALIZATION.

                (a)     Immediately prior to the Closing, the Company shall
provide Parent with a revised capitalization table substantially in the form of
Schedule 3.5(a) and shall update Section 3.5(a) to reflect the changes in the capitalization of the Company contemplated by Section 5.14 and any other changes in the capitalization of the Company occurring after the date hereof and prior to the Closing.

                (b)     Immediately prior to the Closing, Parent shall update
Section 4.4 to reflect any changes in the capitalization of the Company occurring after the date hereof and prior to the Closing.

        5.16    SCHEDULES AND EXHIBITS.

                Each of the parties hereto shall utilize its reasonable best efforts to produce all schedules and exhibits required of it under this
Agreement prior to the execution hereof. In the event that any party has not produced all schedules and exhibits required to be produced by it hereunder prior to the execution of this Agreement, all such schedules and exhibits shall be produced by such party within ten (10) Business Days thereafter. The schedules and exhibits produced subsequent to the execution of this Agreement shall be given such force and effect as though such schedules and exhibits were produced on the date of execution of this Agreement.

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

        6.1     CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE PRINCIPAL
                SHAREHOLDER.

                The obligations of the Company and the Principal Shareholder to consummate the Merger shall be subject to the fulfillment, or written waiver by the Company or the Principal Shareholder, at or prior to the Closing, of each of the following conditions:

                (a)     The representations and warranties of Parent and Merger
Sub set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time, except that the representations and warranties set forth in Section 4.4 shall be updated as provided in Section
5.15(b);

                (b)     Parent and Merger Sub shall have performed and complied
in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by Parent and Merger Sub, respectively, on or prior to the Closing Date, including those set forth in Sections 5.8 and 5.13;

                (c)     Parent shall have delivered to the Company an officer's
certificate of each of Parent and Merger Sub to the effect that the conditions set forth in Section 6.1(a) and (b) have been satisfied; and

                (d)     Parent shall have delivered to the Company any
certificates evidencing the Parent Shares in accordance with Section 2.2(b)(i).

        6.2     CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB.

                The obligations of Parent and Merger Sub to consummate the
Merger shall be subject to the fulfillment or written waiver by Parent or Merger
Sub, at or prior to the Closing, of each of the following conditions:

                (a)     The representations and warranties of the Company set
out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time, except that the representations and warranties set forth in Section 3.5 shall be updated as provided in Section 5.15(a);

                (b)     The Company and the Principal Shareholder shall have
performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by the Company or the Principal Shareholder on or prior to the
Closing Date;

                (c)     The company shall have delivered to Parent and Merger
Sub a certificate of the Secretary of the Company and the Principal Shareholder
to the effect that the conditions set forth in Section 6.2(a) and (b) hereof have been satisfied;

                (d)     The Company shall have delivered to Parent and Merger
Sub any certificates evidencing the Target Shares and any agreement relating to the Target Shares in accordance with 2.2(a)(i) & (ii);

                (e)     The GAAP Financial Statements and records of the Company
shall be of such quality that, in the judgment of Parent in its sole and absolute discretion, an audit of the Financial Statements can be completed within forty-five (45) days after the Closing in accordance with applicable SEC rules and regulations;

                (f)     Parent and Merger Sub shall have completed a due
diligence review of the business, operations, financial condition and prospects of the Company and shall have been satisfied with the results of their due diligence review in their sole and absolute discretion;

                (g)     The Target Shareholders shall have approved the Merger
in accordance with the NGCL; and

                (h)     Immediately prior to Closing, the aggregate number of
Dissenting Target Shares shall not exceed five percent (5%) of the aggregate number of outstanding Target Shares.

        6.3     OTHER CONDITIONS TO OBLIGATIONS OF THE COMPANY, THE PRINCIPAL
                SHAREHOLDER, PARENT AND MERGER SUB.

                The obligations of Parent, Merger Sub and the Company to
consummate the Merger shall be subject to the fulfillment, or written waiver by each of Parent, Merger Sub and the Company, at or prior to the Closing, of each of the following conditions:

                (a)     All director, shareholder, lender, lessor and other
parties' consents and approvals, as well as all filings with, and all necessary consents or approvals of, all federal, state and local governmental authorities and agencies, as are required under this Agreement, applicable law or any applicable contract or agreement (other than as contemplated by this Agreement)
to complete the Merger shall have been secured; and

                (b)     No statute, rule, regulation, executive order, decree,
preliminary or permanent injunction, or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or restricts the consummation of the Merger.

                                   ARTICLE VII

                                 INDEMNIFICATION

        7.1     INDEMNIFICATION BY THE PRINCIPAL SHAREHOLDER.

                During the period commencing on the Closing Date and ending on the date that is 12 months after the Closing Date, the Principal Shareholder shall indemnify and hold harmless Parent and Merger Sub and their respective officers, directors and shareholders (each an "Indemnified Party"), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys'
fees and related disbursements (collectively, "Claims") suffered by such
Indemnified Party resulting from or arising out of any knowing (i) inaccuracy in or breach of any of the representations or warranties made by the Company or the
Principal Shareholder at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing
Date, (ii) breach or nonfulfillment of any covenants or agreements made by the
Company or the Principal Shareholder, and (iii) misrepresentation made by the
Company or the Principal Shareholder, in each case as made herein or in the
Schedules or Exhibits annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by the
Company or the Principal Shareholder pursuant hereto or in connection with the
Merger.

        7.2     INDEMNIFICATION PROCEDURES FOR THIRD-PARTY CLAIM.

                (a)     Upon obtaining knowledge of any Claim by a third party
that has given rise to, or is expected to give rise to, a claim for indemnification hereunder, Parent shall give written notice ("Notice of Claim")
of such claim or demand to the Principal Shareholder, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 7.2(b) hereof, no failure or delay by Parent in the performance of the foregoing shall reduce or otherwise affect the obligation of the Principal Shareholder to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected the Principal Shareholder' ability to defend against, settle or satisfy any Claims for which the Indemnified Party is entitled to indemnification hereunder.

                (b)     If the claim or demand set forth in the Notice of Claim
given by Parent pursuant to Section 7.2(a) hereof is a claim or demand asserted by a third party, the Principal Shareholder shall have fifteen (15) days after the date on which the Notice of Claim is delivered to notify Parent in writing of its election to defend such third party claim or demand on behalf of the
Indemnified Party. If the Principal Shareholder elect to defend such third party claim or demand, Parent shall make available to the Principal Shareholder and its agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Principal Shareholder in the defense of, such third party claim or demand, and so long as the Principal Shareholder is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Principal
Shareholder elect to defend such third party claim or demand, the Indemnified
Party shall have the right to participate in the defense of such third party claim or demand at the Principal Shareholder's expense. In the event, however, that such Indemnified Party reasonably determines that representation by counsel to the Principal Shareholder of both the Principal Shareholder and such
Indemnified Party could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Principal
Shareholder will pay the fees and expenses of such counsel. If the Principal
Shareholder does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Principal Shareholder's expense, to defend such third party claim or demand; provided, however, that (i) such Indemnified Party shall not have any obligation to participate in the defense of or defend any such third party claim or demand; (ii) such Indemnified Party's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Principal Shareholder under the agreements of indemnification set forth in this Article VII; and (iii) such
Indemnified Party may not settle any claim without the consent of the Principal
Shareholder, which consent shall not be unreasonably withheld or delayed.

                (c)     The Company and the Principal Shareholder, and Parent,
Merger Sub and the other Indemnified Parties, if any, shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VII, including, but not limited to, by providing the other party with reasonable access to employees and officers
(including as witnesses) and other information.

                (d)     Except for third party claims being defended in good
faith, the Principal Shareholder shall satisfy its obligations under this
Article VII in respect of a valid claim for indemnification hereunder that is not contested by the Company in good faith in cash within thirty (30) days after the date on which Notice of Claim is delivered.

        7.3     INDEMNIFICATION PROCEDURES FOR NON-THIRD PARTY CLAIMS.

                In the event any Indemnified Party should have an
indemnification claim against the Principal Shareholder under this Agreement that does not involve a claim by a third party, the Indemnified Party shall promptly deliver notice of such claim to the Principal Shareholder in writing and in reasonable detail. The failure by any Indemnified Party to so notify the
Principal Shareholder shall not relieve the Principal Shareholder from any liability that it may have to such Indemnified Party, except to the extent that the Company has been actually prejudiced by such failure. If the Principal
Shareholder does not notify the Indemnified Party within fifteen (15) Business
Days following its receipt of such notice that the Principal Shareholder disputes such claim, such claim specified by the Principal Shareholder in such notice shall be conclusively

deemed a liability of the Principal Shareholder under this Article VII and the
Principal Shareholder shall pay the amount of such liability to the Indemnified
Party on demand, or in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined. If the Principal Shareholder dispute their liability with respect to such claim in a timely manner, the Principal Shareholder and the Indemnified
Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be submitted to arbitration pursuant to Section 9.12.

        7.4     LIMITATIONS ON INDEMNIFICATION.

                (a)     No claim for indemnification under this Article VII
shall be asserted by an Indemnified Party, and no liability for such indemnify shall be enforced against the Principal Shareholder, to the extent the
Indemnified Party has theretofore received indemnification or otherwise been compensated for such Claim. In the event that an Indemnified Party shall later collect any such amounts recovered under insurance policies with respect to any
Claim for which it has previously received payments under this Article VII from the Principal Shareholder, such Indemnified Party shall promptly repay to the
Principal Shareholder such amount recovered; provided, however, that in no event shall the amount repaid to the Principal Shareholder exceed the amount paid by the Principal Shareholder under this Article VII.

                (b)     The Principal Shareholder shall not be liable for any
indemnification under this Article VII until the aggregate value of all Claims exceeds $50,000. In the event the aggregate value of all Claims exceeds $50,000, the Principal Shareholder shall be liable only for the amount by which the aggregate value of such Claims exceeds $50,000.

        7.5     EXCLUSIVE REMEDY.

                The indemnification provisions of this Article VII (i) shall, in the case of the representatives and warranties, be the exclusive remedy following the Closing with respect to breaches thereof, (ii) shall apply without regard to, and shall not be subject to, any limitation by reason of set-off, limitation or otherwise, and (iii) are intended to be comprehensive and not to be limited by any requirements of law concerning prominence of language or waiver of any legal right under any law (including, without limitation, rights under any workers compensation statute or similar statute conferring immunity from suit). The obligations of the parties set forth in this Article VII shall be conditioned upon the Closing having occurred.

                                  ARTICLE VIII

                                   TERMINATION

        8.1     TERMINATION.

                This Agreement may be terminated at any time prior to the
Closing:

                (a)     by mutual consent of Parent, Merger Sub, the Company and
the Principal Shareholder;

                (b)     by any of Parent, Merger Sub, the Company or the
Principal Shareholder if the Closing shall not have occurred on or before the
Outside Date;

                (c)     by Parent, Merger Sub, the Company or the Principal
Shareholder if any Governmental Authority shall have issued an injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the Merger and such injunction, order, decree, ruling or other action shall have become final and nonappealable;

                (d)     by Parent, Merger Sub, the Company or the Principal
Shareholder upon written notice to the other party if any of the conditions to the Closing set forth in Section 6.3 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by Parent, Merger
Sub, the Company, or the Principal Shareholder, respectively.

                (e)     by Parent or Merger Sub upon written notice to the
Company if any of the conditions to the Closing set forth in Section 6.2 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by Parent; or

                (f)     by the Company or the Principal Shareholder upon written
notice to Parent if any of the conditions to the Closing set forth in Section
6.1 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by the Company or the Principal Shareholder.

        8.2     PROCEDURE AND EFFECT OF TERMINATION.

                In the event of termination of this Agreement pursuant to
Section 8.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party, and, except as set forth below, this
Agreement shall terminate and be void and have no effect and the Merger shall be abandoned without any further action by the parties hereto; provided, however, that if such termination shall result from the failure of a party to perform a covenant, obligation or agreement in this Agreement or from the breach by
Parent, Merger Sub, the Company or the Principal Shareholder of any
representation or warranty contained herein, such party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach. If this Agreement is terminated as provided herein:

                (a)     each party hereto shall redeliver, and shall cause its
agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of each party hereto relating to the Merger, whether obtained before or after the date hereof; and

                (b)     each party agrees that all Confidential Information
received by Parent and Merger Sub, on the one hand, or the Company and the
Principal Shareholder, on the other hand, with respect to the other party, this
Agreement or the Merger shall be kept confidential notwithstanding the termination of this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

        9.1     ENTIRE AGREEMENT.

                This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties and supercede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        9.2     AMENDMENT AND MODIFICATIONS.

                This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

        9.3     EXTENSIONS AND WAIVERS.

                At any time prior to the Closing, the parties hereto entitled to the benefits of a term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.

        9.4     SUCCESSORS AND ASSIGNS.

                This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto. Except as provided in Article VII, nothing in this Agreement is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.5     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

                The representations and warranties contained herein shall
survive the Closing and shall thereupon terminate twelve (12) months after the
Closing, except that (i) the representations contained in Sections 3.1, 3.2,
3.3, 3.5, 3.6, 3.9, 3.12, 3.17, 4.1, 4.2, 4.4 and 4.5 shall survive indefinitely. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.

        9.6     HEADINGS; DEFINITIONS.

                The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to sections or articles contained herein mean sections or articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

        9.7     SEVERABILITY.

                If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

        9.8     SPECIFIC PERFORMANCE.

                The parties hereto agree that in the event the Company fails to consummate the Merger in accordance with the terms of this Agreement, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that Parent and Merger Sub shall be entitled to specific performance in such event, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

        9.9     EXPENSES.

                Whether or not the Merger is consummated, and except as
otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the Merger, including any legal and other costs and expenses incurred in compliance with the terms of this Agreement, shall be paid by the party incurring such expenses.

        9.10    NOTICES.

                All notices hereunder shall be sufficiently given for all
purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below.

    IF TO THE COMPANY OR MERGER SUB:       WITH A COPY TO:

    MailKey Corporation                    Duane Morris LLP
    130 Shaftesbury Avenue                 240 Princeton Avenue, Suite 150
    London, England W1D 5EU                Hamilton, NJ 08619-2304
    Attention: Chief Executive Officer     Attention: Vincent A. Vietti, Esquire

    IF TO THE COMPANY OR THE PRINCIPAL     WITH A COPY TO:
    TARGET SHAREHOLDERS:

    iElement, Inc.                         Technology Sector Law
    333 Washington Boulevard, Suite 15     11845 Olympic Avenue
    Marina Del Rey, CA 90292               East Tower, Suite 550
    Attention: Chief Financial Officer     Los Angeles, CA 90064
                                           Attention: Jebb Dykstra, Esquire

        9.11    GOVERNING LAW.

                This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that the NGCL shall apply to the internal corporate governance of Parent or the Company and to the extent that the DGCL shall apply to the internal corporate governance of Merger Sub.

        9.12    ARBITRATION.

                If a dispute arises as to the interpretation of this Agreement, it shall be decided in an arbitration proceeding conforming to the Rules of the
American Arbitration Association applicable to commercial arbitration then in effect at the time of the dispute. The arbitration shall take place in the State of New York. The decision of the Arbitrators shall be conclusively binding upon the parties and final, and such decision shall be enforceable as a judgment in any court of competent jurisdiction. The parties shall share equally the costs of the arbitration.

        9.13    COUNTERPARTS.

                This Agreement may be executed in two or more counterparts and delivered via facsimile, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

        9.14    CERTAIN DEFINITIONS.

                As used herein:

                (a)     "AFFILIATE" shall have the meanings ascribed to such
term in Rule 12b-2 of the Exchange Act;

                (b)     "BUSINESS DAY" shall mean any day other than a Saturday,
Sunday or a day on which federally chartered financial institutions are not open for business in New York City;

                (c)     "CONFIDENTIAL INFORMATION" shall mean the existence and
contents of this Agreement and the schedules and exhibits hereto, and all proprietary technical, economic, environmental, operational, financial and/or business information or material of one party that, prior to or following the
Closing Date, has been disclosed by the Company or any Subsidiary, on the one hand, or Parent or Merger Sub, on the other hand, in written, oral
(including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other;

                (d)     "EMPLOYEE BENEFIT PLAN" shall mean: (i) each bonus,
stock option, stock purchase, incentive compensation, deferred compensation and other equity compensation plan, program, agreement or arrangement; (ii) each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program within the meaning of Section 3(1) of
ERISA (whether or not subject to ERISA); (iii) each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of
ERISA); (iv) each "employee benefit plan" within the meaning of Section 3(3) of
ERISA (whether or not subject to ERISA); (v) each employment, retention, termination, severance, change of control or compensation agreement; and (vi)
each other employee benefit plan, fund, program, agreement or arrangement that is, in each case, sponsored, maintained or contributed to or required to be contributed to by the Company, any Subsidiary or any third party, or to which the Company, any Subsidiary or any third party is party, whether written or otherwise, for the benefit of any director, employee or former employee of the
Company or any Subsidiary;

                (e)     "ENCUMBRANCES" shall mean any security or other property
interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future;

                (f)     "ENVIRONMENTAL LAW" shall mean any applicable statute,
rule, regulation, law, bylaw, ordinance or directive of any Governmental
Authority dealing with the pollution or protection of natural resources, the indoor or ambient environment, or the protection of human health or safety;

                (g)     "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

                (h)     "EXCHANGE ACT" shall mean the Securities Exchange Act of
1934, as amended, and the rules and regulations promulgated thereunder;

                (i)     "GAAP" shall mean United States generally accepted
accounting principles as in effect on the date or for the period with respect to which such principles are applied;

                (j)     "GOVERNMENTAL AUTHORITY" shall mean any nation or
government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof;

                (k)     "INTELLECTUAL PROPERTY" shall mean all of the Company's
and Subsidiaries': (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, domain names, maskworks, logos, trade names and corporate names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (iii) copyrightable works, copyrights and all applications, registrations and renewals in connection therewith, (iv) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) computer software, together with all translations, adaptations, derivations and combinations thereof (including data and related documentation), (vi) all other proprietary rights, and (vii) all copies and tangible embodiments thereof (in whatever form or medium);

                (l)     "KNOWLEDGE" shall mean (i) with respect to an
individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter, and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter;

                (m)     "LIENS" shall mean liens, pledges, charges, claims,
security interests, purchase agreements, options, title defects, restrictions on transfer or other encumbrances, or any agreements (other than this Agreement) to do any of the foregoing, of any nature whatsoever, whether consensual, statutory or otherwise;

                (n)     "MATERIAL ADVERSE EFFECT" shall mean any adverse effect
on the business, condition (financial or otherwise) or results of operation of the applicable entity and its subsidiaries, if any, which is material to the applicable entity and its subsidiaries, if any, taken as a whole;

                (o)     "MATERIAL CONTRACT" shall mean any oral, written or
implied contracts, agreements, leases, powers of attorney, guaranties, surety arrangements or other commitments, excluding equipment and furniture leases entered into in the ordinary course of business, the liabilities or commitments associated therewith exceed, in the case of the Company and its Subsidiaries collectively, $10,000 individually or $25,000 in the aggregate;

                (p)     "PERSON" shall mean any individual, corporation,
partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof;

                (q)     "SEC" shall mean the Securities and Exchange Commission;

                (r)     "SECURITIES ACT" shall mean the Securities Act of 1933,
as amended, and the rules and regulations promulgated thereunder; and

                (s)     "TAXES" shall mean all taxes (whether U.S. federal,
state, local or non-U.S.) based upon or measured by income and any other tax whatsoever, including, without

limitation, gross receipts, profits, sales, levies, imposts, deductions, charges, rates, duties, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll and social security, employment, excise, stamp duty or property taxes, together with any interest, penalties, charges or fees imposed with respect thereto.

                  [Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Principal
Shareholder have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                        MAILKEY CORPORATION

                                        By: /s/ Tim Dean-Smith
                                           -------------------------------------
                                           Tim Dean-Smith
                                           President and Chief Executive Officer

                                        MAILKEY ACQUISITION CORP.

                                        By: /s/ Tim Dean-Smith
                                           -------------------------------------
                                           Tim Dean-Smith
                                           President and Chief Executive Officer

                                        IELEMENT, INC.

                                        By: /s/ Ivan Zweig
                                           -------------------------------------
                                           Ivan Zweig
                                           President and Chief Executive Officer

                                         /s/ Ivan Zweig
                                        ----------------------------------------
                                        Ivan Zweig

                             EXHIBITS AND SCHEDULES

        Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits and schedules to this Agreement and Plan of Merger have been omitted. The Company agrees to furnish supplementally a copy of all omitted exhibits and schedules to the
Securities and Exchange Commission upon request.